Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Polibeli Group Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.00001 per share	(1)	Other	4,467,494	$11.50	$51,376,181.00	0.0001381	$7,095.05
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.00001 per share	(2)	Other	154,999	5.5050	853,269.50	0.0001381	117.84
Fees to be Paid	Equity	Warrants to purchase Class A Ordinary Shares	(3)	Other	154,999	0.00	0.00	0.0001381	0.00
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.00001 per share	(4)	Other	30,102,200	$5.5050	$165,712,611.00	0.0001381	$22,884.91

Total Offering Amounts:							$217,942,061.50		30,097.80
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$30,097.80

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Offering Note(s)

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

Represents 4,467,494 Class A Ordinary Shares to be issued by the Company upon exercise of 4,312,495 Public Warrants to purchase 4,312,495 Class A Ordinary Shares and 154,999 Private Warrants to purchase 154,999 Class A Ordinary Shares.

Calculated pursuant to Rule 457(g) under the Securities Act, based on the exercise price of the Warrants.
(2)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

Represents 154,999 Class A Ordinary Shares issuable upon the exercise of the Private Warrants.

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high ($5.79) and low ($5.22) prices for the Company Class A Ordinary Shares on Nasdaq as of June 9, 2026.
(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

Represents 154,999 Private Warrants registered for resale by the Selling Securityholders.

Pursuant to Rule 457(g) of the Securities Act, no separate fee is recorded for the Private Warrants and the entire fee is allocated to the underlying Class A Ordinary Shares.

(4)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

Represents 30,102,200 Class A Ordinary Shares registered for resale by the Selling Securityholders.

Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high ($5.79) and low ($5.22) prices for the Company’s Class A Ordinary Shares on Nasdaq as of June 9, 2026.